Geovic Mining Corp. Information Available Through S&P Market Access Program

Geovic Mining Corp. (“Geovic”; TSXV:GMC) announced today that its company information is available via Standard & Poor's Market Access Program, a distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor's Advisor Insight. Company information includes share price, volume, dividends, shares outstanding, company financial position, and earnings. Standard & Poor's Advisor Insight is an internet-based research engine used by more than 100,000 investment advisors and is available at www.advisorinsight.com.

In addition, information about companies in Standard & Poor's Market Access Program is available via S&P's Stock Guide database, which is distributed electronically to virtually all major quote vendors. As part of the program, a full description of Geovic will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 38 states under the Blue Sky Laws.

Company information distributed through the Market Access Program is based upon information that Standard & Poor’s considers reliable, but neither Standard & Poor’s nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.

About Geovic Mining Corp.

Geovic, through its 60% ownership of Geovic Cameroon PLC, is developing the first of seven potential cobalt-nickel deposits in Cameroon, Africa. The first deposit contains 53 million tonnes of proven and probable ore reserves at average grades of 0.24% cobalt, 0.72% nickel and 1.22% manganese. The reserves are stated in a March 12, 2007 43-101 Technical Report prepared by Pincock Allen & Holt (PAH). The PAH base case financial model used 3-year average metal prices ending 2005 and had an after tax NPV at 10% of US $529 million, an IRR of 78% and a payback of less than 1.5 years. Production is estimated to annually average 3,300 tonnes cobalt and 2,800 tonnes nickel during the first 21 years of operations. Geovic is in process of completing a final feasibility study and advancing final engineering and design of the project. The S&P profile and other information is available at the Geovic’s website, www.geovic.net.

Contacts: Geovic Mining Corp. c/o Vanguard Shareholder Solutions Inc. Keith Schaefer (604) 608-0824 www.vanguardsolutions.ca	Standard & Poor’s Maria Cruz, Customer contact 212 438-3671 maria_cruz@sandp.com Michael Privitera, Media Relations 212 438-6679 michael_privitera@sandp.com

On behalf of the Board John E. Sherborne, CEO

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Geovic’s filings with the appropriate securities commissions.